Exhibit 10.3

EXECUTION VERSION

Notice of Grant of Restricted Stock	Internap Corporation
Employer ID: XXXXX
12120 Sunset Hills Road, Suite 330
Reston, VA 20190

Participant: Michael T. Sicoli	Employee ID:
[Address]	[INSERT]

You have been granted an Award of Internap Corporation (the “Corporation”) restricted Common Stock (the “Award”) as follows. The Award is granted as an inducement award pursuant to NASDAQ Listing Rule 5635(c)(4):

Type of Award:	Restricted Stock
Grant No.:	[INSERT]
Date of Award:	October 1, 2019
Total Number of Shares Awarded:	150,000

Vesting Dates and Restrictions	Shares Vesting
Hybrid Award:
First Anniversary of the Date of Award, provided that the Performance Goal has been attained and You have remained in the employment of the Corporation through such date.	25,000
Second Anniversary of the Date of Award, provided that the Performance Goal has been attained and You have remained in the employment of the Corporation through such date.	25,000
Third Anniversary of the Date of Award, provided that the Performance Goal has been attained and You have remained in the employment of the Corporation through such date.	25,000
Time Based Award:
First Anniversary of the Date of Award, if You have remained in the employment of the Corporation through such date.	25,000
Second Anniversary of the Date of Award, if You have remained in the employment of the Corporation through such date.	25,000
Third Anniversary of the Date of Award, if You have remained in the employment of the Corporation through such date.	25,000

Performance Goal:  The Performance Goal is the Corporation (on a consolidated basis) achieving earnings before interest, taxes, depreciation and amortization (EBITDA) less capital expenditures (CapEx) for the 2019 calendar year, measured as of December 31, 2019, of $68 million or more.  Whether the Performance Goal is achieved shall be determined by the Corporation’s Compensation Committee in its sole discretion.

Forfeiture of Award Shares: If the Performance Goal is not achieved, the Hybrid Award shares shall be forfeited as of December 31, 2019.  Any shares of the Hybrid Award and the Time Based Award that are restricted as of your date of termination shall be immediately forfeited as of such date, subject to the “Acceleration” provisions set forth below.

COC Acceleration:  In the event you have remained employed through the date of a Change of Control, all restrictions on unvested shares of the Time Based Award, and all restrictions on unvested shares of the Hybrid Award shall immediately lapse for all such shares, and all such shares shall immediately vest, unless the Compensation Committee has previously determined that the Performance Goal was not achieved, in which case the shares of the Hybrid Award shall be forfeited. If you are entitled to benefits in accordance with this paragraph, the Corporation may, in its sole and absolute discretion, in lieu of lapsing the restrictions on shares of this Award as described in the preceding sentence, pay you an amount equal to the number of shares whose restrictions were to lapse in accordance with the preceding sentence multiplied by the fair market value of such shares at the time of the Change of Control.

Non-COC Acceleration: If you incur a Qualifying Termination, then as of such Qualifying Termination, all restrictions on unvested shares of the Time-Based Award, and to the extent the Performance Goal has been achieved, all restrictions on unvested shares of the Hybrid Award, in each case, shall immediately lapse for all such shares, and all such shares shall immediately vest.

Non-Renewal Acceleration:  A termination of your employment because the Corporation elects not to renew the Employment Period shall be treated as a Qualifying Termination, and in the event of such election not to renew, all restrictions on unvested shares of the Time Based Award and to the extent the Performance Goal has been achieved, all restrictions on unvested shares of the Hybrid Award shall immediately lapse for all such shares, and all such shares shall vest.

Termination Upon Death Acceleration: In the event your employment terminates because of your death, (i) the restrictions on the unvested shares of the Time Based Award, and to the extent the Performance Goal has been achieved, the restrictions on the unvested shares of the Hybrid Award, in each case, shall lapse and such unrestricted shares shall immediately vest on a pro rata basis, calculated by multiplying 75,000 (or 150,000 if the Performance Goal has already been achieved) by a fraction, the numerator of which is the number of days that you were employed by the Corporation, and the denominator of which is 1095, rounded to the nearest whole number, and then reduced by the number of shares of the Time Based Award that have already vested.

For all purposes of this Notice, the terms “Change of Control,” “Employment Period,” and “Qualifying Termination” shall be as defined in your Employment Agreement dated August 26, 2019 (the “Employment Agreement”).

This Award is intended to be an inducement material to your entering into employment with the Corporation under NASDAQ Marketplace Rules.

By your acceptance of this Award through the E*Trade website, You agree that this Award is subject to all the terms, definitions and conditions of the Internap Corporation 2017 Stock Incentive Plan (as amended from time to time) (the “ Plan ”), and by the terms and conditions of the Restricted Stock Inducement Award Agreement. However, you also agree that this Award has not been granted under the Plan and any shares of the Corporation’s Common Stock issued to you pursuant to this Award shall not be considered to be granted under the Plan